Exhibit 23.1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 23, 2023

Epsilon Energy Ltd.

500 Dallas, Suite 1250

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our reports entitled “Report as of December 31, 2022 on Reserves and Revenue of Certain Properties with interests attributable to Epsilon Energy Ltd” and “Report as of December 31, 2021 on Reserves and Revenue of Certain Properties with interests attributable to Epsilon Energy Ltd.” in Part 1 and in the “Supplemental Information to Consolidated Financial Statements (Unaudited)” portion of the Annual Report on Form 10-K of Epsilon Energy Ltd. for the year ended December 31, 2022 (the Annual Report). We further consent to the inclusion of our report of third party dated February 10, 2023, relating to our independent evaluation of the estimated proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2022, attributable to Epsilon Energy Ltd. in the Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716